Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2012

FIRST QUARTER RESULTS

FMTV Program Profitable for the First Quarter of Fiscal 2012

Access Equipment First Quarter Orders Increased 19 Percent

Over Prior Year First Quarter

OSHKOSH, WI — (January 31, 2012) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2012 first quarter net income attributable to Oshkosh Corporation of $38.9 million, or $0.42 per diluted share, compared to $99.6 million, or $1.09 per diluted share, in the first quarter of fiscal 2011. Results for the first quarter of fiscal 2012 included $0.02 per share of expenses, net of income tax benefits, related to the proxy contest in connection with the Company’s 2012 annual shareholders’ meeting, and $0.04 per share, net of income tax benefits, of foreign currency transaction losses. Results for the first quarter of fiscal 2011 included $0.13 per share of restructuring charges, net of income tax benefits. Results for the first quarter of fiscal 2012 and 2011 included benefits related to discrete tax items of $0.07 and $0.10 per share, respectively.

Consolidated net sales in the first quarter of fiscal 2012 were $1.88 billion, an increase of 10.5 percent compared to the prior year first quarter. Higher Family of Medium Tactical Vehicles (FMTV) sales and increased demand for aerial work platforms and telehandlers in the access equipment segment were offset in part by expected declines in sales of Family of Heavy Tactical Vehicles (FHTV) and aftermarket parts for the MRAP-All Terrain Vehicle (M-ATV).

Consolidated operating income in the first quarter of fiscal 2012 was $75.3 million, or 4.0 percent of sales, compared to $168.7 million, or 9.9 percent of sales, in the prior year first quarter. The decrease in consolidated operating income was primarily attributable to the defense segment where an adverse product mix negatively impacted operating income comparisons.

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“We made good progress during the first quarter on a number of initiatives underlying our MOVE strategy to deliver value for all shareholders,” said Charles L. Szews, Oshkosh Corporation president and chief executive officer. “We outperformed our most recent expectations by achieving profitability on the FMTV program in the first quarter and have solid plans to continue to raise FMTV margins. Our integrated project teams are identifying product, process and overhead cost reductions and executing related implementation plans. In addition, our international sales increased 40 percent in the first quarter.

“Our access equipment segment reported strong orders in the first quarter, and we expect our previously announced five percent price increase will benefit margins in this segment during the remainder of fiscal 2012.

“Low municipal spending, lower airport product shipments and operational challenges at our Florida operations hurt first quarter performance in our fire & emergency segment,” continued Szews. “We are making progress in Florida and expect to substantially improve performance at this operation as the year progresses. Our commercial segment, however, delivered a higher operating income margin in the quarter on improved manufacturing efficiencies as a result of lean initiatives and improved refuse collection vehicle volume.

“We previously announced that fiscal 2012 will be a year of investing in our MOVE strategy to drive improved performance. We believe that initiatives aimed at improving our cost structure, driving earnings through launching new products and growing our sales in emerging markets will deliver earnings growth in 2013 and beyond. We are proceeding with urgency to deliver value from these initiatives for all shareholders,” stated Szews.

Factors affecting first quarter results for the Company’s business segments included:

Defense — Defense segment sales decreased 5.6 percent to $1.05 billion for the first quarter of fiscal 2012 compared with the prior year first quarter. The decrease was primarily due to lower FHTV vehicle and M-ATV aftermarket parts sales volumes offset in part by higher production of FMTVs. In the first quarter of the prior year, the Company was only beginning initial low rate production under the FMTV contract.

In the first quarter of fiscal 2012, defense segment operating income decreased 57.6 percent to $92.4 million, or 8.8 percent of sales, compared to prior year first quarter operating income of $217.9 million, or 19.6 percent of sales. The decrease in operating income was largely due to an adverse product mix and lower sales volumes. The Company reported a profit of $4.0 million on the FMTV contract during the first quarter of fiscal 2012.

Access Equipment — Access equipment segment sales to external customers increased 73.8 percent to $505.1 million for the first quarter of fiscal 2012 compared to the prior year first quarter. The Company realized double-digit sales increases in all regions of the world and across all product lines. These results were driven by replacement of aged equipment in North America and parts of Europe as well as economic growth and increased product adoption in emerging markets. In addition to sales to external customers, access equipment segment sales in the first quarter of fiscal 2012 and 2011 included sales related to production of M-ATV units for the defense segment of $122.6 million and $36.7 million, respectively. Including sales to the defense segment, access equipment segment sales increased 91.8 percent for the first quarter of fiscal 2012 compared with the prior year quarter.

The access equipment segment reported operating income of $13.1 million, or 2.1 percent of sales, for the first quarter of fiscal 2012 compared to an operating loss of $16.7 million, or 5.1 percent of sales, in the prior year quarter. The increase in operating results reflected higher volume with external customers and lower facility rationalization costs, which were largely offset by an increase in raw material costs and increased new product development spending. Further, increased intersegment sales of M-ATVs at mid single-digit margins benefited operating income in the first quarter of fiscal 2012. Operating results in the first quarter of fiscal 2011 included $11.3 million of facility rationalization costs related to the integration of manufacturing in Europe.

Fire & Emergency — Fire & emergency segment sales for the first quarter of fiscal 2012 decreased 19.1 percent to $163.0 million compared with the prior year quarter. The decrease in sales primarily reflected lower shipments of airport products. First quarter fiscal 2011 revenues included the sale of 24 aircraft rescue and firefighting vehicles to airports in Pakistan.

The fire & emergency segment reported an operating loss of $10.0 million, or 6.2 percent of sales, for the first quarter of fiscal 2012 compared to operating income of $2.6 million, or 1.3 percent of sales, in the prior year quarter. Operating results during the first quarter of fiscal 2012 were negatively impacted by lower sales volume and inefficiencies related to the transition of production of ambulances and mobile medical units to the Company’s facilities in Florida.

Commercial — Commercial segment sales increased 43.6 percent to $171.6 million in the first quarter of fiscal 2012 compared to the prior year quarter. The increase in sales was primarily attributable to increased demand for refuse collection vehicles. The Company believes that customers accelerated vehicle purchases to receive a bonus depreciation tax deduction, which expired at the end of calendar 2011.

The commercial segment reported operating income of $6.9 million, or 4.0 percent of sales, for the first quarter of fiscal 2012 compared to an operating loss of $7.7 million, or 6.5 percent of sales, in the prior year quarter. The increase in operating income primarily resulted from the increased volume and related improved absorption, improved manufacturing efficiencies driven by lean initiatives and improved product mix.

Corporate — Corporate operating expenses decreased $4.1 million to $27.1 million for the first quarter of fiscal 2012 compared to the prior year quarter. The decrease in corporate operating expenses was primarily the result of lower compensation and health care benefit costs, including one-time costs in the first quarter of fiscal 2011 related to the retirement of the Company’s former chief executive officer, offset in part by costs of $2.8 million in the first quarter of fiscal 2012 related to the proxy contest.

Interest Expense and Other, Net — Interest expense net of interest income decreased $5.8 million to $20.0 million in the first quarter of fiscal 2012 compared to the prior year quarter. The decrease was largely due to the expiration of the Company’s interest rate swap in December 2011. First quarter fiscal 2012 and 2011 interest expense included $2.2 million and $7.5 million, respectively, of expense related to the Company’s interest rate swap. Average debt outstanding decreased from $1.16 billion during the first quarter of fiscal 2011 to $1.03 billion during the first quarter of fiscal 2012. The Company repaid $40.0 million of debt during the first quarter of fiscal 2012. First quarter fiscal 2012 results included $5.4 million of foreign currency transaction losses, primarily related to fluctuations in the Australian dollar and Brazilian real.

Provision for Income Taxes — The Company recorded income tax expense of $11.1 million in the first quarter of fiscal 2012, or 22.4 percent of pre-tax income, compared to 30.8 percent of pre-tax income in the prior year quarter. The first quarter fiscal 2012 effective tax rate benefited from $6.7 million of discrete items generally related to foreign tax audits, an adjustment to reflect positions taken on previously filed tax returns and the expiration of statutes of limitations. The first quarter fiscal 2011 effective tax rate included discrete tax benefits associated with the December 2010 reinstatement of the U.S. research and development tax credit, the impact of benefits associated with foreign tax credits related to a decision to repatriate earnings previously fully reinvested and reductions of a tax reserve associated with the expiration of statutes of limitations.

Conference Call

The Company will comment on first quarter earnings during a conference call at 9:00 a.m. EST this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the expected level and timing of the DoD’s procurement of products and services and funding thereof, including the impact of the DoD’s allocation of certain tires which will restrict and delay certain FHTV sales; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic uncertainty, lower municipal spending and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; risks related to actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	December 31,
	2011	2010

Net sales	$1,878.6	$1,700.8
Cost of sales	1,656.1	1,391.8
Gross income	222.5	309.0

Operating expenses:
Selling, general and administrative	132.3	125.0
Amortization of purchased intangibles	14.9	15.3
Total operating expenses	147.2	140.3
Operating income	75.3	168.7

Other income (expense):
Interest expense	(20.6)	(26.5)
Interest income	0.6	0.7
Miscellaneous, net	(5.6)	(0.3)
Income from operations before income taxes and equity in earnings of unconsolidated affiliates	49.7	142.6
Provision for income taxes	11.1	44.0
Income from operations before equity in earnings of unconsolidated affiliates	38.6	98.6
Equity in earnings of unconsolidated affiliates	0.7	0.4
Net income	39.3	99.0
Net (income) loss attributable to the noncontrolling interest	(0.4)	0.6
Net income attributable to Oshkosh Corporation	$38.9	$99.6

Earnings per share attributable to Oshkosh Corporation common shareholders
Basic	$0.43	$1.10
Diluted	$0.42	$1.09

Basic weighted average shares outstanding	91.2	90.6
Effect of dilutive stock options and other equity-based compensation awards	0.6	0.8
Diluted weighted average shares outstanding	91.8	91.4

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$440.3	$428.5
Receivables, net	929.7	1,089.1
Inventories, net	763.6	786.8
Deferred income taxes	61.2	72.9
Other current assets	72.2	77.3
Total current assets	2,267.0	2,454.6
Investment in unconsolidated affiliates	32.4	31.8
Property, plant and equipment:
Property, plant and equipment	831.0	834.5
Accumulated depreciation	(454.3)	(445.8)
Property, plant and equipment, net	376.7	388.7
Goodwill	1,036.6	1,041.5
Purchased intangible assets, net	823.0	838.7
Other long-term assets	61.4	71.6
Total assets	$4,597.1	$4,826.9

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$16.4	$40.1
Accounts payable	634.6	768.9
Customer advances	396.0	468.6
Payroll-related obligations	83.3	110.7
Income taxes payable	5.9	5.3
Accrued warranty	79.2	75.0
Deferred revenue	60.2	38.4
Other current liabilities	168.5	184.8
Total current liabilities	1,444.1	1,691.8
Long-term debt, less current maturities	1,003.8	1,020.0
Deferred income taxes	162.0	171.3
Other long-term liabilities	353.9	347.2
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,632.8	1,596.5
Noncontrolling interest	0.5	0.1
Total equity	1,633.3	1,596.6
Total liabilities and equity	$4,597.1	$4,826.9

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2011	2010
Operating activities:
Net income	$39.3	$99.0
Depreciation and amortization	33.7	35.0
Deferred income taxes	0.7	6.7
Other non-cash adjustments	2.1	5.4
Changes in operating assets and liabilities	(13.9)	47.3
Net cash provided by operating activities	61.9	193.4

Investing activities:
Additions to property, plant and equipment	(14.2)	(16.8)
Additions to equipment held for rental	(3.5)	(2.8)
Proceeds from sale of equipment held for rental	1.1	2.6
Other investing activities	2.4	(2.1)
Net cash used by investing activities	(14.2)	(19.1)

Financing activities:
Repayment of long-term debt	(40.0)	(65.1)
Repayments under revolving credit facility, net	—	(50.0)
Other financing activities	0.1	1.1
Net cash used by financing activities	(39.9)	(114.0)

Effect of exchange rate changes on cash	4.0	(0.5)
Increase in cash and cash equivalents	11.8	59.8
Cash and cash equivalents at beginning of period	428.5	339.0
Cash and cash equivalents at end of period	$440.3	$398.8

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months			Three Months
	Ended December 31, 2011			Ended December 31, 2010
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales

Defense	$1,050.2	$0.8	$1,051.0	$1,111.8	$1.9	$1,113.7

Access equipment
Aerial work platforms	252.9	—	252.9	119.9	—	119.9
Telehandlers	148.4	—	148.4	85.3	—	85.3
Other	103.8	122.6	226.4	85.4	36.7	122.1
Total access equipment	505.1	122.6	627.7	290.6	36.7	327.3

Fire & emergency	158.3	4.7	163.0	197.1	4.4	201.5

Commercial
Concrete placement	46.7	—	46.7	34.5	—	34.5
Refuse collection	95.3	—	95.3	50.2	—	50.2
Other	23.0	6.6	29.6	16.6	18.2	34.8
Total commercial	165.0	6.6	171.6	101.3	18.2	119.5
Intersegment eliminations	—	(134.7)	(134.7)	—	(61.2)	(61.2)
Consolidated	$1,878.6	$—	$1,878.6	$1,700.8	$—	$1,700.8

	Three Months Ended
	December 31,
	2011	2010
Operating income (loss):
Defense	$92.4	$217.9
Access equipment	13.1	(16.7)
Fire & emergency	(10.0)	2.6
Commercial	6.9	(7.7)
Corporate	(27.1)	(31.2)
Intersegment eliminations	—	3.8
Consolidated	$75.3	$168.7

	December 31,
	2011	2010
Period-end backlog:
Defense	$4,258.8	$5,391.9
Access equipment	785.3	379.9
Fire & emergency	522.6	464.0
Commercial	120.4	92.7
Consolidated	$5,687.1	$6,328.5

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